Exhibit 10.1

Execution Version

BANK OF AMERICA, N.A. BOFA SECURITIES, INC. One Bryant Park New York, NY 10036	BARCLAYS 745 Seventh Avenue New York, NY 10019

CONFIDENTIAL

June 10, 2026

Figure Technology Solutions, Inc.

650 California Street, Suite 2700

San Francisco, CA 94108

Attention: Macrina Kgil, CFO

project mason

$600 Million Unsecured 364-Day Bridge Loan Facility
Commitment Letter

Ladies and Gentlemen:

Figure Technology Solutions, Inc., a Nevada corporation (the “Borrower” or “you”), has advised Bank of America, N.A. (“BANA”) and BofA Securities, Inc. (or any of its designated affiliates, “BofA Securities”, and, together with BANA, “BofA”) and Barclays Bank PLC (“Barclays” and, together with BofA, each, a “Commitment Party” and, collectively, the “Commitment Parties”, “we” or “us”) that you, through one or more of your direct or indirect subsidiaries, intend to acquire (the “Acquisition”), directly or indirectly, Kiavi Inc. and certain loans, origination platforms and servicing assets of Kiavi Inc. and Kiavi Funding Inc. (or any successor entity thereof) (the “Acquired Business”), a Delaware corporation (the “Seller” and, including its subsidiaries, the “Seller Group”). You have further advised us that, in connection with the foregoing, you intend to consummate the Transactions (such term and each other capitalized term used but not defined in this letter agreement (this “Commitment Letter”) shall have the meaning assigned to such term in the Summary of Principal Terms attached hereto as Exhibit A (the “Term Sheet”).

You have further advised us that, in connection therewith, (a) the Borrower and/or one or more of its subsidiaries will seek to issue unsecured notes to replace or refinance the Bridge Facility (the “Unsecured Notes”) pursuant to one or more Rule 144A/Regulation S offerings or other private placement transactions, which Unsecured Notes shall generate aggregate proceeds of not less than $600 million and/or (b) to the extent all or any portion of the Unsecured Notes is not issued, or the proceeds thereof are not made available to you, in each case, prior to the Closing Date, the Borrower may borrow up to $600 million in aggregate principal amount of bridge loans under the bridge facility (the “Bridge Facility”) described in the Term Sheet. The “Closing Date” shall be the date on which the Acquisition is consummated and the initial funding under the Bridge Facility occurs (if applicable).

1. Commitments.

In connection with the foregoing, BANA and Barclays (collectively, the “Initial Lenders”) are pleased to advise you of their several, but not joint, commitment to provide the principal amount of the Bridge Facility as set forth opposite such Initial Lender’s name in Schedule I hereto, in each case, (i) upon the terms set forth in this Commitment Letter and (ii) subject only to the conditions set forth on Exhibit B (the “Conditions Exhibit”); provided that the amount of the Bridge Facility and the aggregate commitment of the Initial Lenders thereunder shall be automatically reduced on a ratable basis among the Initial Lenders, without duplication, by the aggregate amount of net cash proceeds received by the Borrower and/or one or more of its subsidiaries on or prior to the Closing Date from the issuance of any Unsecured Notes or from the incurrence of any Alternative Bank Facility (as defined below) (including, for the avoidance of doubt, proceeds from the issuance of any Unsecured Notes that are funded into escrow; provided that, in the case of any such cash proceeds deposited into an escrow account pending the closing of the Acquisition, only to the extent that the release of such cash proceeds from escrow are no more onerous than the conditions set forth in the Conditions Exhibit).

2. Titles and Roles.

It is agreed that (a) BofA Securities and Barclays will act as joint lead arrangers and bookrunners for the Bridge Facility (in such capacities, as applicable, the “Lead Arrangers” or the “Bookrunners”) and (b) BANA will act as the sole administrative agent for the Bridge Facility (in such capacity, the “Agent”), in each case, upon the terms set forth in this Commitment Letter and subject solely to the applicable conditions set forth in the Conditions Exhibit. We, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by us in such roles. Except as set forth below, you agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Bridge Facility unless you and we shall so agree.

Notwithstanding the foregoing, it is understood and agreed that you may, on or prior to the date that is ten (10) Business Days (as defined in the Purchase Agreement in effect as of the date hereof) following the Signing Date, appoint additional lead arrangers and bookrunners in respect of the Bridge Facility (any such additional lead arranger or bookrunner, an “Additional Commitment Party”) in a manner and with economics determined by you (it being agreed that (a) you may not allocate more than 20% of the economics in respect of the Bridge Facility to the Additional Commitment Parties (or their affiliates); provided that neither Barclays nor any Additional Commitment Party may receive an equivalent or greater proportion of the total economics in respect of the Bridge Facility than the proportion of the total economics received by BofA (measured exclusive of any agency fee payable to BofA in its role as administrative agent under the Bridge Facility) with respect to the Bridge Facility; provided further, that no Additional Commitment Party may receive an equivalent or greater proportion of the total economics of the Bridge Facility than the proportion of the total economics with respect to the Bridge Facility received by Barclays (or its applicable affiliate) with respect to the Bridge Facility, (b) each Additional Commitment Party (or its affiliate) shall commit to provide a portion of the Bridge Facility that is equal to (or greater than) the proportion of the total economics allocated to such Additional Commitment Party (or its affiliates) in respect thereof, and (c) to the extent you appoint (or confer titles on) any Additional Commitment Party, the economics allocated to, and the commitment amounts of, the persons that are the Commitment Parties on the date hereof in respect of such Bridge Facility will be reduced (ratably as among such Commitment Parties) by the amount of the economics allocated to, and the commitment amount of, such Additional Commitment Party (or its affiliate)), in each case, upon the execution and delivery by such Additional Commitment Party of customary joinder documentation reasonably acceptable to you and us and, thereafter, such Additional Commitment Party shall constitute a “Commitment Party”, an “Initial Lender”, “Lead Arranger” and/or “Bookrunner”, as applicable, under this Commitment Letter and under the Bridge Fee Letter. The commitments and other obligations hereunder of the Commitment Parties shall be several and not joint.

You agree that (i) BofA will have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Bridge Facility and (ii) Barclays will have placement immediately to the “right” of BofA in any Information Materials and all other offering or marketing materials in respect of the Bridge Facility.

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3. Syndication.

The Lead Arrangers reserve the right, prior to and/or after the execution of definitive documentation for the Bridge Facility (the “Bridge Facility Documentation”) to syndicate all or a portion of the Initial Lenders’ commitments with respect to the Bridge Facility to a group of banks, financial institutions and other institutional lenders (together with the Initial Lender, the “Lenders”) identified by the applicable Lead Arrangers in consultation with you and reasonably acceptable to you with respect to both the identity of such Lender and the amount of such Lender’s commitments (such acceptance not to be unreasonably withheld, delayed or conditioned); provided that (a) we will not syndicate our commitments to (i) certain banks, financial institutions and other institutional lenders that have been specified to BofA by you in writing by name prior to the Signing Date (or, after the Signing Date and on or prior to the Closing Date, subject to BofA’s consent (not to be unreasonably withheld, delayed or conditioned)), (ii) those persons who are competitors of the Borrower and its subsidiaries or of the Seller Group that are separately identified in writing by you to BofA by name (or, after the Closing Date, to the Administrative Agent) from time to time, and (iii) in the case of each of clauses (i) and (ii), any of their affiliates (other than any bona fide debt funds) that are either (x) identified in writing by you from time to time or (y) clearly identifiable on the basis of such affiliates’ names (the persons referred to in clauses (i), (ii) and (iii) above, collectively, “Disqualified Lenders”); provided, further, that any such designation shall not apply retroactively to any prior assignment or participation made to any Lender that was permitted hereunder at the time of such assignment or participation, and (b) notwithstanding the right of the Initial Lenders to syndicate the Bridge Facility and receive commitments with respect thereto (or enter into participations with respect to their commitments under the Bridge Facility), other with respect to the assignment of Commitments to Additional Commitment Parties as set forth in Section 2 hereof, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including the obligation to fund the Bridge Facility if all applicable conditions thereto set forth on the Conditions Exhibit have been satisfied or waived on the Closing Date) in connection with any syndication, assignment or participation of the Bridge Facility, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation by any Initial Lender shall become effective as between you and such Initial Lender with respect to all or any portion of such Initial Lender’s commitments in respect of the Bridge Facility until the initial funding of the Bridge Facility has occurred and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Bridge Facility, including all rights with respect to satisfaction with closing conditions, consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Bridge Facility and in no event shall successful completion of syndication of the Bridge Facility constitute a condition to the availability of the Bridge Facility on the Closing Date. We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to actively assist us in completing a syndication reasonably satisfactory to you and us until the earlier of (x) 45 days after the Closing Date and (y) the date on which both the Initial Lenders and their respective affiliates hold no more than $0 of the Bridge Facility (such earlier date, the “Syndication Date”). Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) direct contact between appropriate members of senior management, representatives and advisors of you and the proposed lenders, in all such cases at times and locations mutually agreed upon, (c) assistance by you in the preparation of a customary confidential information memorandum and a customary lender presentation for the Bridge Facility and other customary marketing materials and presentations reasonably requested by us in connection with the syndication (the “Information Materials”), (d) your providing or causing to be provided customary financial information and projections (the “Projections”) for you and your subsidiaries, (e) your preparing and providing to the Commitment Parties all other customary and reasonably available information reasonably requested and deemed necessary by the Lead Arrangers to complete such syndication with respect to you and your subsidiaries and the Transactions, (f) using your commercially reasonable efforts to procure at your expense, promptly after the Signing Date and prior to the launch of syndication, public corporate credit rating from Standard & Poor’s Ratings Service (“S&P”) and the public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case with respect to the Borrower after giving effect to the Transactions (it being understood that, in each case, no specific ratings need to be obtained), (g) the hosting, with the Lead Arrangers, of a reasonable number of meetings (which, for the avoidance of doubt, shall include one or more meetings, as may be necessary) with prospective lenders at mutually agreed times and venues, with reasonable advance notice (which meetings may be held virtually) and (h) (i) until the Syndication Date, ensuring that you and your subsidiaries (other than (A) Figure Certificate Company, (B) any non-controlled subsidiaries, (C) any broker dealer, financial advisor, transfer agent or other regulated subsidiaries, (D) any securitization vehicles, special purpose entities or trusts or other entities involved in issuing or incurring mortgage-backed notes, REIT, HELOC or other warehouse credit facilities or similar financings or (E) any subsidiaries engaged in lending or related activities (collectively “Limited Purpose Entity”), will not have any new issues of debt securities or new commercial bank or other new credit facilities (other than (1) the Unsecured Notes and any credit facility subject to the mandatory prepayment set forth in Exhibit A, (2) the Bridge Facility, (3) intracompany indebtedness of you and your subsidiaries, (4) other indebtedness that is reasonably agreed to by you and the Commitment Parties, (5) indebtedness incurred in the ordinary course of business or consistent with past or industry practice, including any extensions of credit under existing debt facilities or any loans or facilities secured by digital assets or mortgage servicing rights, any repo facility or credit line in connection with risk retention rules or any on-chain or decentralized, blockchain-based financings or borrowings (the items under this clause (5), the “Ordinary Course Financing”) or (6) any loan facility, credit facility, commercial bank financing or other bank or institutional facility arranged by the Commitment Parties or their respective affiliates as an alternative transaction to the Unsecured Notes (an “Alternative Bank Facility”), being announced, offered, placed or arranged without the consent of the Commitment Parties (not to be unreasonably withheld, delayed or conditioned), if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Bridge Facility (it being understood that deferred purchase price obligations and ordinary course working capital, revolving or liquidity facilities and ordinary course capital lease, purchase money and equipment financings shall be permitted). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters (as defined below) or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, none of (x) your obligations to assist with the syndication efforts as provided herein, (y) the receipt of ratings referred to in clause (f) above, nor (z) the commencement, conduct or completion of such syndication shall constitute a condition to the commitments hereunder or the availability or funding of the Bridge Facility on the Closing Date. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon (so long as such obligations are not entered into in contemplation of this Commitment Letter), or waive any privilege that may be asserted by, you, the Seller or any of your or their respective subsidiaries or affiliates (in which case you agree to use commercially reasonable efforts to describe, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege, as applicable, the applicable information, and otherwise in all instances, to the extent practicable and not prohibited by applicable law, rule, regulation or confidentiality obligation and without waiving such privilege, promptly notify us that information is being withheld pursuant to this sentence). Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Bridge Facility shall be those required to be delivered pursuant to paragraphs 5 and 6 of the Conditions Exhibit.

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You agree, at the request of the Lead Arrangers, to assist in the preparation of a version of the Information Materials to be used in connection with the syndication of the Bridge Facility, consisting exclusively of information and documentation that is (i) publicly available or (ii) not material with respect to the Borrower, the Seller Group or its or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such Information Materials being “Public Lender Information”, and Lenders that do not wish to receive information other than Public Lender Information, each, a “Public Lender”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information” and any Lender that is not a Public Lender is referred to herein as a “Private Lender”. The information (to the extent customarily included in a confidential information memorandum for credit facilities substantially similar to the Bridge Facility) to be included in the additional version of the Information Materials for Public Lenders will be substantially consistent with the information included in any offering memorandum for the offering for the Unsecured Notes, subject to any differences that may occur as a result of such information being presented at or as at differing dates. Before distribution of any Information Materials to prospective lenders (other than the Initial Lenders), you agree to execute and deliver to the Lead Arrangers, (i) to the extent reasonably requested by the Lead Arrangers, a customary letter in which you authorize distribution of the Information Materials to Lenders willing to receive Private Lender Information and (ii) a separate customary letter in which you authorize distribution of Information Materials containing solely Public Lender Information and represent to the Lead Arrangers that such Information Materials do not contain any Private Lender Information, which letter shall in each case include a customary “10b-5” representation to the Lead Arrangers substantially identical to the representations in Section 4 below (which representations shall not be qualified by knowledge). Each version of the Information Materials shall (i) exculpate you, the Seller and your and its respective affiliates with respect to any liability related to the misuse of such Information Materials or any related marketing materials by the recipients thereof and (ii) exculpate us and our respective affiliates with respect to any liability related to the use or misuse of such Information Materials or any related marketing materials by the recipients thereof.

You further agree, (a) at the request of the Lead Arrangers, to use your commercially reasonable efforts to identify Public Lender Information by clearly and conspicuously designating the same as “PUBLIC” and (b) the Lead Arrangers shall be entitled to treat any Information Materials that are not specifically identified as “PUBLIC” as being Private Lender Information. You acknowledge that the following documents contain solely Public Lender Information (unless you notify us prior to their intended distribution that any such document contains Private Lender Information) (provided that such documents have been provided to you and your counsel for review a reasonable period of time prior thereto): (i) drafts and final copies of the Bridge Facility Documentation, including term sheets; (ii) administrative materials prepared by the Lead Arrangers for prospective lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (iii) notification of changes in the terms of the Bridge Facility. If you advise us in writing (including by e-mail) that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers will not distribute such materials to Public Lenders without your consent. We shall be entitled to treat any Information Materials that are not specifically identified as “PUBLIC” as being suitable only for posting on a portion of the platform not designated “Public Lenders” to which Public Lenders do not have access.

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The Lead Arrangers will manage all aspects of any syndication in consultation with you (subject to your consent rights as set forth in the first paragraph of this Section 3 (not to be unreasonably withheld, delayed or conditioned)), including decisions as to the selection of institutions to be approached (excluding Disqualified Lenders) and when they will be approached, when their commitments will be accepted, which institutions will participate (excluding Disqualified Lenders), the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders.

4. Information.

You hereby represent and warrant that (provided that, in the case of information regarding (x) the Acquired Business prior to the Closing Date and (y) the Seller Group or its other businesses at any applicable time, in each case, such representation and warranty is made to your knowledge), (a) all written information (other than the Projections and other than information of a general economic, forward-looking or industry-specific nature) (the “Information”) that has been or will be made available to the Initial Lenders by or on behalf of you, the Seller Group or any of your or its respective representatives, when taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be prepared by or on behalf of you and made available to the Initial Lenders by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time the related Projections are made available to the Initial Lenders (it being understood that the Projections (i) are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and (ii) are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that any particular Projections will be realized and variances from the Projections may be material). In arranging and syndicating the Bridge Facility, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof. You agree that if, at any time prior to the later of (x) the Closing Date and (y) the Syndication Date, you become aware that any of the representations in the first sentence of this Section 4 (or to your knowledge with respect to the Acquired Business, the Seller Group and its other businesses), would be incorrect in any material respect if the Information and Projections contained in the Information Materials were being furnished, and such representations and warranties were being made, at such time, then you will (or with respect to (x) Information and Projections concerning the Acquired Business prior to the Closing Date and (y) Information and Projections concerning the Seller Group or its other businesses at any time, you will use commercially reasonable efforts to) promptly supplement the Information or the Projections, as applicable, so that such representations are correct in all material respects under those circumstances (or, in the case of any Information or Projections with respect to the Acquired Business, the Seller Group and its businesses, to your knowledge). The Lead Arrangers do not assume responsibility for the accuracy or completeness of the Information or the Projections.

5. Fees.

As consideration for each Initial Lender’s commitments hereunder, and our agreements to perform the services described herein, you agree to pay to the Agent, the Lead Arrangers and the Initial Lenders the fees set forth in (i) this Commitment Letter (including the Term Sheet), (ii) that certain fee letter, dated the date hereof, among you and the Commitment Parties and delivered herewith with respect to the Bridge Facility (the “Bridge Fee Letter”) and (iii) one or more other fee letters dated the date hereof among you and one or more of the Commitment Parties executed in reference to this Commitment Letter (and, together with the Bridge Fee Letter, the “Fee Letters”), in each case, on the terms set forth herein and therein.

6. Conditions Precedent.

The Initial Lenders’ commitments hereunder to fund the Bridge Facility on the Closing Date are subject solely to the applicable conditions set forth in the Conditions Exhibit, and upon satisfaction (or waiver by the applicable Initial Lenders) of such conditions, the initial funding of the Bridge Facility shall occur (after giving effect to any commitment terminations and reduction as set forth in the proviso of Section 1 above); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letters and the Bridge Facility Documentation, other than those that are expressly stated in the Conditions Exhibit.

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Notwithstanding anything in this Commitment Letter (including each of the exhibits hereto), the Fee Letters or the Bridge Facility Documentation or any other agreement or undertaking related to the Bridge Facility to the contrary, (a) the only representations and warranties, the accuracy of which shall be a condition to the availability and initial funding of the Bridge Facility on the Closing Date, shall be (i) such of the representations and warranties made by the Seller Group in the Purchase Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that you have (or an affiliate of yours has) the right (taking into account any applicable cure provisions) to terminate, your (or its) obligations under the Purchase Agreement as a result of the failure of such representations and warranties to be accurate or the right to decline to consummate the Acquisition (in each case, in accordance with the terms thereof and without resulting in (x) the payment of any fees, liquidated damages or other amounts under the Purchase Agreement in accordance with the Purchase Agreement or (y) liability to you or such affiliate as a result of a breach of such representations) due to the failure of such representations and warranties (the “Purchase Agreement Representations”) to be accurate and (ii) the Specified Representations (as defined below) and (b) the terms of the Bridge Facility Documentation shall be in a form such that they do not impair the availability of the Bridge Facility on the Closing Date if the applicable conditions set forth in the Conditions Exhibit are satisfied or waived by the Initial Lenders. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Bridge Facility Documentation made with respect to the Borrower and the Guarantors relating to corporate or other organizational existence, organizational power and authority (as it relates to due authorization, execution and delivery of the Bridge Facility Documentation), due authorization, execution and delivery, in each case only as they relate to the entering into and performance of the Bridge Facility Documentation; the enforceability of the Bridge Facility Documentation; Federal Reserve margin regulations; the PATRIOT Act (as defined below); use of proceeds not in violation of the U.S. Treasury’s Office of Foreign Assets Control (“OFAC”) regulations, the U.S. Foreign Corrupt Practices Act (the “FCPA”) and other applicable sanctions, anti-terrorism, anti-money laundering and anti-corruption laws; the Investment Company Act; no conflicts between the Bridge Facility Documentation and the organizational documents of the Borrower and the Guarantors (in each case, only as they relate to the entering into and performance of the Bridge Facility Documentation); and solvency of Borrower and its subsidiaries on a consolidated basis as of the Closing Date (defined in a manner consistent with the form of solvency certificate attached hereto as Exhibit C). This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”. Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Bridge Facility, the Commitment Parties will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Bridge Facility, if applicable, in a manner consistent with the Purchase Agreement.

7. Indemnification; Expenses.

You agree:

(a) to indemnify and hold harmless the Commitment Parties and their respective affiliates and their and their affiliates’ respective officers, directors, employees, agents, advisors, representatives, controlling persons and members, partners and successors and permitted assigns (each a “Representative”) of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Purchase Agreement, the Transactions, the Bridge Facility or any other transactions related to the foregoing or any claim, litigation, investigation or proceeding (each, an “Action”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party to such Action (and regardless of whether such Action is initiated by a third party, the Borrower, the Seller or any of its respective affiliates or equity holders), and to reimburse each such Indemnified Person, within 30 days following receipt of a written request therefor together with customary backup documentation in reasonable detail, for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any such Action (but limited, in the case of legal fees and expenses, to one counsel for all Indemnified Persons taken as a whole and, if reasonably necessary, a single local counsel for all Indemnified Persons taken as a whole in each relevant material jurisdiction (which may be a single local counsel acting in multiple material jurisdictions) and, solely in the case of an actual or perceived conflict of interest between Indemnified Persons where the Indemnified Persons affected by such conflict inform you of such conflict, one additional counsel in each relevant material jurisdiction to each group of affected Indemnified Persons similarly situated, taken as a whole); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Representative of such Indemnified Person, (ii) a material breach of the obligations of such Indemnified Person or any such Indemnified Person’s affiliates under this Commitment Letter, the Fee Letter or the Bridge Facility Documentation or (iii) any Action that is brought by an Indemnified Person against any other Indemnified Person (other than any Action against an arranger, bookrunner or agent under the Bridge Facility acting in its capacity as such or any claims arising out of an act or omission on the part of you or any of your respective affiliates) (provided that each Indemnified Person agrees (by accepting the benefits hereof) to refund and return any and all amounts paid by you to such Indemnified Person to the extent such Indemnified Person is found by a court of competent jurisdiction in a final and non-appealable judgment not to have been entitled to payment of such amounts in accordance with any of the foregoing items described in clauses (i), (ii) or (iii) occurs), and

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(b) whether or not the Transactions are consummated or whether or not the Closing Date occurs, to reimburse the Commitment Parties on the Closing Date to the extent an invoice therefor (together with customary backup documentation in reasonable detail) is received by at least two business days prior to the Closing Date or, if invoiced (together with customary backup documentation in reasonable detail) after such date or after the commitments set forth in this Commitment Letter are terminated, within 30 days thereafter, for all reasonable and documented out-of-pocket expenses (including, but not limited to, (i) expenses of the Commitment Parties’ due diligence investigation, (ii) syndication expenses, and (iii) travel expenses but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and charges of one counsel to the Commitment Parties identified in the Term Sheet, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) incurred by the Commitment Parties solely in connection with the Bridge Facility and the preparation and negotiation of this Commitment Letter, the Fee Letters, the Bridge Facility Documentation and any related definitive documentation (collectively, the “Expenses”).

You shall not be liable for any settlement of any Action effected without your prior written consent (such consent not to be unreasonably withheld or delayed), but, if settled with your prior written consent or if there is a final judgment in any such Action, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or final judgment in accordance with this Section 7. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld or delayed in the case of any third-party Action), effect any settlement of any Action in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (x) includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such Actions and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person. Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund or return any and all amounts paid by you under this Section 7 to such Indemnified Person for any losses, claims, damages, liabilities and expenses to the extent such Indemnified Person is found by a court of competent jurisdiction in a final and non-appealable judgment not to have been entitled to payment of such amounts in accordance with the terms hereof.

You acknowledge that we may receive a future benefit on matters unrelated to this matter, including, without limitation, discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including without limitation fees paid pursuant hereto.

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8. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

Consistent with the Commitment Parties’ policies to hold in confidence the affairs of their customers, the Commitment Parties will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you to other companies. You acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or any of our respective affiliates from other companies. The Commitment Parties may have economic interests that conflict with yours or those of your equity holders or affiliates. You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties or their respective affiliates is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter (or the Fee Letters, including the exercise of rights and remedies hereunder or thereunder), irrespective of whether the Commitment Parties or their respective affiliates have advised or are advising you on other matters, (b) the transactions contemplated by this Commitment Letter and the Fee Letters (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Commitment Parties and their respective affiliates, on the one hand, and you, on the other hand, that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties or their respective affiliates, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties and their respective affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties and their respective affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against the Commitment Parties or their respective affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Commitment Parties and their respective affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors, in each case in connection with the Transactions. Additionally, you acknowledge and agree that the Commitment Parties are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby other than as Financial Advisor). You shall consult with your own advisors concerning such matters to the extent you deem appropriate and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and the Commitment Parties and their respective affiliates shall have no responsibility or liability to you with respect thereto. Any review by the Commitment Parties or their respective affiliates of the Borrower or any of its subsidiaries, the Seller Group, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Parties and their respective affiliates and shall not be on behalf of you or any of your affiliates.

You further acknowledge that the Commitment Parties and their respective affiliates are full-service securities firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services, including to other companies in respect of which you may have conflicting interests. In the ordinary course of business, the Commitment Parties and their respective affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, the Borrower, the Seller Group and other companies with which you, the Borrower, or the Seller Group may have commercial or other relationships. Although the Commitment Parties in the course of such other activities and relationships may acquire information about the transactions contemplated by this Commitment Letter or other entities and persons that may be the subject of the financing contemplated by this Commitment Letter, the Commitment Parties shall have no obligation to disclose such information, or the fact that the Commitment Parties are in possession of such information, to you or any of your affiliates or to use such information on your or your affiliates’ behalf. With respect to any securities and/or financial instruments so held by the Commitment Parties and their respective affiliates or any of their customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Each of the parties hereto acknowledges that one or more of the Initial Lenders, or their respective affiliates, may be retained as a financial advisor (in each case, a “Financial Advisor”) in connection with the Acquisition and the Transactions. Each of the parties hereto acknowledges (i) the retention of such Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Initial Lender (or one or more of its affiliates) on the part of any Financial Advisor or its affiliates. You acknowledge that we shall not be imputed to have knowledge of confidential information provided to or obtained by any Initial Lender (or one or more of its affiliates) in its capacity as a Financial Advisor, and we shall not be under any obligation pursuant to this Commitment Letter to furnish to you any information any Initial Lender (or one or more of its affiliates) may possess in its capacity as a Financial Advisor.

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9. Assignments; Amendments; Governing Law, Etc.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of the other parties hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons and Exculpated Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons and Exculpated Persons); provided that, notwithstanding the foregoing, Additional Commitment Parties may become Commitment Parties hereunder as expressly contemplated by Section 2 hereof. Any and all obligations of, and services to be provided by, us hereunder (including, without limitation, the Initial Lenders’ commitments) may be performed and any and all of our rights hereunder may be exercised by or through any of our respective affiliates or branches and, in connection with such performance or exercise, we may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to us hereunder; provided that nothing in this Commitment Letter shall relieve us of any of our obligations hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you.

This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. For purposes hereof, the words “execution,” “execute,” “executed,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

You acknowledge that information and documents relating to the Bridge Facility may be transmitted through SyndTrak, Intralinks, the Internet, e-mail or similar electronic transmission systems, and that the Commitment Parties shall not be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner except to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of the Commitment Parties. This Commitment Letter and the Fee Letters supersede all prior understandings, whether written or oral, between you and us with respect to the Bridge Facility.

You agree that, notwithstanding any other provision of this Commitment Letter, none of we or you or any Exculpated Person, the Seller, or any of its respective subsidiaries, shall have any liability for any special, indirect, consequential or punitive damages (including, without limitation any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letters, the Transactions (including the Bridge Facility and the use of proceeds thereunder), or with respect to any activities related to the Bridge Facility, including the preparation of this Commitment Letter, the Fee Letters and the Bridge Facility Documentation; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent such indirect, special, punitive or consequential damages are included in any third-party claim with respect to which the applicable Indemnified Person is entitled to indemnification under the first paragraph of Section 7. As used in this Section 9, “Exculpated Person” means the Commitment Parties and their respective affiliates and their and their affiliates’ respective officers, directors, employees, agents, advisors, representatives, controlling persons and members, partners and successors and permitted assigns of each of the foregoing.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Bridge Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Bridge Facility is subject only to the applicable conditions precedent set forth in the Conditions Exhibit and (ii) each Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

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This Commitment Letter and any claim, controversy or dispute arising under or related to this Commitment Letter or the Fee Letters (including, without limitation, any claims sounding in contract law or tort law arising out of the subject matter hereof) shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that (a) the interpretation of the definition of Company Material Adverse Effect (as defined in the Conditions Exhibit) (and whether or not a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Purchase Agreement Representations and whether as a result of any inaccuracy of any Purchase Agreement Representations you have (or an affiliate of yours has) the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Purchase Agreement as a result of the failure of such representations to be accurate or the right to decline to consummate the Acquisition due to the failure of such representations to be accurate and (c) the determination of (i) whether the Acquisition has been consummated in accordance with the terms of the Purchase Agreement and (ii) the determination of the accuracy of any Purchase Agreement Representation and whether as a result of any inaccuracy thereof, a condition to your (or your affiliates’) obligations to close under the Purchase Agreement has not been met or you (or your affiliates) have the right (without regard to any notice requirement but giving effect to any applicable cure provisions) to terminate your (or your affiliates’) obligations under the Purchase Agreement, in each case without regard to its rules of conflicts of law) shall, in each case, be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof (the matters referred to in this proviso, the “Acquisition Related Matters”).

10. Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11. Waiver of Jury Trial.

Each of the parties hereto irrevocably waives the right to trial by jury in any action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the Fee Letters or the performance of services hereunder or thereunder.

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12. Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Fee Letters or any of their terms or substance, nor the activities of the Commitment Parties pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) your affiliates and co-investors and the officers, directors, employees, attorneys, accountants or advisors of you or any such person on a confidential basis, (b) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so), (c) if the Commitment Parties consent in writing to such proposed disclosure, which consent shall not be unreasonably withheld, conditioned or delayed, (d) the Term Sheet and this Commitment Letter (but not the Fee Letters) may be disclosed to any rating agency in connection with the Transactions, or (e) in connection with the enforcement of your rights hereunder; provided that you may disclose (i) this Commitment Letter and the contents hereof to the Seller and each of its officers, directors, employees, attorneys, accountants, agents and advisors involved in the consideration of the Transactions on a confidential basis and to equity investors involved in the consideration of the Transactions on a confidential basis; (ii) the Fee Letters, to the extent the Fee Letters have been redacted with respect to the fee amounts, pricing and other economic terms (and otherwise in a manner reasonably satisfactory to us) to the Seller and its officers, directors, employees, attorneys, accountants, agents and advisors involved in the consideration of the Transactions, on a confidential basis; (iii) the aggregate fee amounts contained in the Fee Letters as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the Seller and its respective officers, directors, employees, attorneys, accountants and advisors involved in the consideration of the Transactions, on a confidential basis, or to the extent customary or required in any offering and marketing materials for the Bridge Facility or the Unsecured Notes or in any public filing relating to the Transactions; (iv) the Term Sheet and the other exhibits and annexes to this Commitment Letter in any syndication of the Bridge Facility or other marketing efforts for debt to be used to finance the Transactions; (v) you may disclose this Commitment Letter (but not the Fee Letters) and its contents in any registration statement, proxy statement or other public filing relating to the Acquisition, (vi) to the extent such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder, (vii) you may disclose this Commitment Letter and the Bridge Fee Letter and the contents thereof to existing and potential Lenders or any potential or actual Additional Commitment Party (and any other officer, employee, attorney or advisor thereof) on a confidential basis and (viii) this Commitment Letter as may be required by the rules, regulations, schedules and forms of any stock exchange or the Securities and Exchange Commission in connection with any filings with the Securities and Exchange Commission. The obligations under this paragraph with respect to this Commitment Letter shall terminate automatically after the Bridge Facility Documentation has been executed and delivered by the parties thereto to the extent solely superseded thereby. To the extent not earlier terminated, the provisions of this paragraph with respect to this Commitment Letter shall automatically terminate on the second anniversary of the date hereof.

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We and our affiliates will use all confidential information provided to us or such affiliates by or on behalf of you hereunder (including any information obtained by us or our affiliates based on a review of the books and records relating to you or the Seller or any of your or its respective subsidiaries or affiliates) or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent us and our affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case we agree (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over us or any of our affiliates (in which case we agree to inform you promptly thereof prior to disclosure, to the extent practicable and not prohibited by applicable law, except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by us or any of our affiliates or Representatives in violation of any confidentiality obligations owing to you, the Seller or any of your or its respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by us from a third party that is not, to our knowledge, subject to contractual or fiduciary confidentiality obligations owing to you or any of your or its respective affiliates or related parties, (e) to the extent that such information is independently developed by us, (f) to our affiliates and to our and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and have been advised of their obligation to keep such information confidential, (g) in the case of the Commitment Letter or marketing term sheets based substantially on the Term Sheet, to ratings agencies in connection with obtaining ratings for the Borrower and its subsidiaries and the Bridge Facility or the Unsecured Notes or to potential or prospective lenders (other than any Disqualified Lenders), participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) to the extent you have consented to such disclosure, (i) for purposes of establishing a “due diligence” defense or in connection with any remedy or enforcement of any right hereunder or under the Fee Letters, (j) to the extent necessary or customary for inclusion in league table measurement, or (k) in the case of the Commitment Letter, to any potential or actual Additional Commitment Party (and any other officer, employee, attorney or advisor thereof) on a confidential basis; provided, further, that the disclosure of any such information to any Lenders or prospective lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with customary syndication processes and customary market standards for dissemination of such type of information. In addition, the Commitment Parties may disclose the existence of the Bridge Facility and the information about the Bridge Facility contained in the Term Sheet in customary fashion to market data collectors and similar services providers to the lending industry in connection with the administration and management of the Bridge Facility. We agree that we will permit you to review and approve (such approval not to be unreasonably withheld or delayed) any reference to you or any of your respective affiliates in connection with the Bridge Facility or the transactions contemplated hereby contained in any press release or similar written disclosure prior to public release. Our and our affiliates’ obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Bridge Facility Documentation upon the Closing Date; provided, further, that if the Closing Date does not occur, this paragraph shall automatically terminate on the second anniversary hereof. Neither the Commitment Parties nor any of their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by it of services for other persons. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

Notwithstanding anything herein to the contrary, you (and any of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letters and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letters and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letters is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

13. Surviving Provisions.

The reimbursement, indemnification, confidentiality (to the extent provided above), syndication, information, jurisdiction, governing law, venue and waiver of jury trial provisions contained herein, in the Fee Letters and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether the Bridge Facility Documentation shall be executed and delivered and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Bridge Facility, shall automatically terminate and be superseded by the corresponding provisions of the Bridge Facility Documentation (with respect to indemnification, reimbursement and confidentiality, to the extent covered thereby) upon the initial funding under the Bridge Facility and the payment of all amounts owing at such time hereunder and under the Fee Letters, and you shall be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and concurrently terminate the Commitment Parties’ commitments hereunder in full (but not in part) at any time subject to the provisions of the preceding sentence.

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14. PATRIOT Act Notification.

We hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of us and each Lender is required to obtain, verify and record information that identifies the borrower and each guarantor of the Bridge Facility, which information includes the name, address, tax identification number and other information regarding the borrower and each guarantor of the Bridge Facility that will allow us or such Lender to identify each borrower and each guarantor of the Bridge Facility in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each of us and each Lender. You hereby acknowledge and agree that we shall be permitted to share any or all such information with the Lenders.

15. Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letters (such date of acceptance, the “Signing Date”) by returning to the Commitment Parties executed counterparts hereof and of the Fee Letters not later than 11:59 p.m., New York City time, on June 10, 2026. The Initial Lenders’ commitments hereunder, and the Commitment Parties’ agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment on the Commitment Parties only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 15. In the event that the initial funding under the Bridge Facility on the Closing Date does not occur on or prior to the earliest to occur of (w) the date that is ten business days following the End Date (as defined in the Purchase Agreement as in effect on the date hereof after giving effect to any extensions thereto as set forth in the Purchase Agreement as in effect on the date hereof), (x) the termination of the Purchase Agreement in accordance with its terms in the event the Acquisition is not consummated and (y) the consummation of the Acquisition without the funding of the Bridge Facility, then this Commitment Letter and the commitments of the Initial Lenders hereunder, and the Commitment Parties’ agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless the Commitment Parties shall, in their discretion, agree to an extension in writing. In addition, the commitments of the Commitment Parties with respect to the Bridge Facility are subject to termination and reduction as set forth in Sections 1 and 2 of this Commitment Letter. You shall have the right to terminate this Commitment Letter and the commitments of the Initial Lenders hereunder (in whole or on a pro rata basis, but not to be less than $400 million) at any time upon written notice to us from you, subject to your surviving obligations as set forth in Section 13 of this Commitment Letter and in the Fee Letters. Notwithstanding anything in this Section 15 to the contrary, the termination of any commitment pursuant to this Section 15 does not prejudice your or our rights and remedies in respect of any breach of this Commitment Letter that occurred prior to such termination.

[Signature page follows.]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Sanjay Rijhwani
Name:	Sanjay Rijhwani
Title:	Managing Director

BOFA SECURITIES, INC.

By:	/s/ Sanjay Rijhwani
Name:	Sanjay Rijhwani
Title:	Managing Director

[Signature Page to Bridge Commitment Letter]

BARCLAYS BANK PLC

By:	/s/ Jeremy Hazan
Name: Jeremy Hazan
Title: Managing Director

[Signature Page to Bridge Commitment Letter]

Accepted and agreed to as of the date first above written:

FIGURE TECHNOLOGY SOLUTIONS, INC.

By:	/s/ Michael Tannenbaum
Name:	Michael Tannenbaum
Title:	Chief Executive Officer

 [Signature Page to Bridge Commitment Letter]

Schedule I

Initial Lender	Bridge Facility Commitment	Percentage
Bank of America, N.A.	$337,500,000.00	56.2500%
Barclays Bank PLC	$262,500,000.00	43.7500%
Total	$600,000,000	100.00%

EXHIBIT A

$600 Million Unsecured 364-Day Bridge Loan Facility
Summary of Principal Terms and Conditions1

Borrower:	Figure Technology Solutions, Inc., a Nevada corporation (the “Borrower”).

Transactions:	The Borrower, through one or more of its direct or indirect subsidiaries, intends to acquire (the “Acquisition”), directly or indirectly, Kiavi Inc. and certain loans, origination platforms and servicing assets of the Seller Group (or any successor entities thereof) (the “Acquired Business”) pursuant to the Agreement and Plan of Merger (together with all exhibits, schedules and annexes thereto, the “Purchase Agreement”), dated as of the Signing Date by and among the Borrower, certain subsidiaries of the Borrower party thereto, the Seller and the other parties referred to therein.

In connection with the Acquisition:

(a) the Borrower (i) will seek to issue unsecured notes (the “Unsecured Notes”) pursuant to one or more Rule 144A/Regulation S offerings or other private placement transactions generating aggregate proceeds of not less than $600 million and/or (ii) to the extent all or any portion of the Unsecured Notes is not issued, or the proceeds thereof are not made available to the Borrower, in each case on or prior to the Closing Date, the Borrower will obtain the Bridge Facility (as defined below), provided that, no issuance, sale or financing described in clause (i) of this clause (a) is a condition to funding the Bridge Facility on the Closing Date by the Commitment Parties;

(b) the Acquisition will be consummated on the Closing Date and the Acquired Business will be owned directly or indirectly by the Borrower; and

(c) fees and expenses incurred in connection with the foregoing (the “Transaction Costs”) will be paid.

The Acquisition, the incurrence of the Bridge Facility, the issuance of any Unsecured Notes and the other transactions described in this section are collectively referred to herein as the “Transactions”.

Agent:	BANA, acting through one or more of its branches or affiliates, will act as sole administrative (in such capacity, the “Bridge Agent”) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower and excluding any Disqualified Lenders (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

1 All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof for purposes of this Exhibit A shall be determined by reference to the context in which it is used.

A-1

Lead Arrangers and Bookrunners:	The Lead Arrangers and Bookrunners (each as defined in the Commitment Letter) will act as the joint lead arrangers and joint bookrunners, respectively, for the Bridge Facility, and will perform the duties customarily associated with such roles.

Bridge Facility:	The unsecured 364-day bridge loan facility will consist of an aggregate principal amount of $600 million of unsecured bridge loans and will be made available to the Borrower in US dollars (the “Bridge Loans”); provided that (without duplication with respect to reductions pursuant to clauses (i) and (ii) below) (i) such Bridge Loans may be prepaid pursuant to the “Mandatory Prepayments” section below and (ii) the net cash proceeds received by the Borrower and/or one or more of its subsidiaries on or prior to the Closing Date from any Unsecured Notes or from any Alternative Bank Facility (as defined in the Commitment Letter), in each case, incurred or issued on or prior to the Closing Date shall reduce the commitments under the Bridge Facility on a dollar for dollar basis (the “Bridge Facility”).

Purpose:	The proceeds of the Bridge Facility will be used by the Borrower, on the Closing Date, together with the proceeds of any Unsecured Notes issued on or prior to the Closing Date, (a) to finance the Acquisition and (b) to pay the Transaction Costs; provided that, for the avoidance of doubt, none of the proceeds from the Bridge Facility and/or the proceeds from any Unsecured Notes or any Alternative Bank Facility will be made available, whether directly or indirectly, for the acquisition of Sanctioned Shares (as defined in the Purchase Agreement (as in effect on the date hereof)), provided that, for the avoidance of doubt, it is understood and agreed that the Sanctioned Shares may be treated in accordance with applicable law as set forth in the Purchase Agreement (as in effect on the date hereof and without giving effect to any amendment, modification or waiver thereto).

Availability:	The amount to be drawn under the Bridge Facility must be drawn in a single drawing on the Closing Date in U.S. Dollars. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	The applicable interest rate plus 2.00% per annum payable on overdue amounts only.

Final Maturity and Amortization of Senior Secured Bridge Loans:	The Bridge Facility will mature and be payable in full on the date that is 364 days after the Closing Date (the “Bridge Loans Maturity Date”).

The Bridge Facility will not be subject to interim amortization.

Guarantees:	All obligations of the Borrower under the Bridge Facility will be unconditionally guaranteed jointly and severally by each existing and newly acquired or created wholly-owned direct or indirect restricted subsidiary of the Borrower that is organized under the laws of any state of the United States of America or the District of Columbia and is not an Excluded Subsidiary (each, a “Guarantor” and together with the Borrower, the “Loan Parties”).

A-2

“Excluded Subsidiary” means (i) any immaterial subsidiary (to be defined in a manner consistent with the Documentation Principles), (ii) any unrestricted subsidiary, (iii) any subsidiary that is prohibited or restricted by law, rule or regulation or by any contractual obligation from providing a guarantee or that would require a governmental (including regulatory) or third party consent, approval, license or authorization in order to provide such guarantee (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles), it being understood that the Borrower and its subsidiaries shall have no obligation to obtain any such consent, approval, license or authorization, (iv) any subsidiary that has no material assets other than the equity (or equity and debt) of one or more non-U.S. subsidiaries or one or more FSHCO, intellectual property relating to such non-U.S. subsidiaries or FSHCO, cash or cash equivalents and other incidental assets related thereto (each, a “FSHCO”) or that has no material assets other than the equity and/or debt of one or more FSHCOs, (v) any subsidiary that is a direct or indirect subsidiary of a non-U.S. subsidiary or a FSHCO, (vi) any partnership for U.S. federal income tax purposes, one or more partners in which is a non-U.S. subsidiary or a FSHCO, (vii) any captive insurance company, broker-dealer subsidiary, special purpose entity, receivables subsidiary, not-for-profit subsidiary, captive risk retention subsidiary and trust company, (viii) any subsidiary if either (A) providing a guarantee could reasonably be expected to result in non-de minimis adverse tax or regulatory consequences to the Borrower or any of its subsidiaries or parent companies as determined by the Borrower in good faith in consultation with the Bridge Agent or (B) the burden, difficulty or cost of providing such guarantee outweighs the benefit to the Lenders of the guarantee to be afforded thereby, in each case as reasonably determined by the Borrower in consultation with the Bridge Agent, (ix) any subsidiary acquired pursuant to a permitted acquisition or other investment permitted by the Bridge Facility Documentation that has assumed secured debt not incurred in contemplation of such permitted acquisition or other investment and any restricted subsidiary thereof that guarantees such secured debt, in each case to the extent such secured debt prohibits such subsidiary from becoming a Guarantor, (x) other exceptions consistent with the Documentation Principles and (xi) any other subsidiary to be mutually agreed. The Borrower may from time to time elect to cause any Excluded Subsidiary to become a Guarantor upon notice to the Bridge Agent.

Security:	None.

Mandatory Prepayments:	After the Closing Date and prior to the Bridge Loans Maturity Date and consistent with the Documentation Principles (as defined below), the Borrower will be required to prepay the Bridge Loans at par plus accrued and unpaid interest with:

(i) 100% of the net cash proceeds of all non-ordinary course asset sales or other non-ordinary course dispositions of property by the Borrower and its restricted subsidiaries (with exceptions for sales by or of unrestricted subsidiaries or Excluded Subsidiaries, sales of inventory, any disposition made in the ordinary course or in accordance with past or industry practice (which shall include, without limitation, any sales or dispositions in connection with securitization transactions, any whole loan sales, any transfers to warehouse facilities, any sales of HELOCs, any digital asset transactions on Figure Exchange or similar platforms, any usage fees paid in or with proceeds of digital assets, any sales or issuances of currency, stablecoins or other digital assets, any liquidation of digital asset collateral or other loan collateral, any loan liquidations, any transfers of loan servicing or similar rights and any other related or similar ordinary course dispositions or dispositions consistent with past or industry practice), dispositions of obsolete or worn-out property and property no longer useful in the business, intercompany transactions among the Borrower and any of its subsidiaries, amounts required to be applied to any secured indebtedness of the Borrower and its subsidiaries and other exceptions to be set forth in the Bridge Facility Documentation and subject to reinvestment rights and other exceptions consistent with the Documentation Principles);

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(ii) 100% of the net cash proceeds received by the Borrower or its restricted subsidiaries from any term loan facility incurred after the Closing Date or any other third-party debt financing after the Closing Date (other than any financing issued or incurred by a Limited Purpose Entity, any Ordinary Course Financing, any ordinary course purchase money indebtedness and equipment financings, deferred purchase price obligations, finance leases, letter of credit facilities, new or existing revolving or working capital or liquidity facilities, draft protection, hedging and cash management obligations, trade or customer financing in the ordinary course), in each case subject to other exceptions to be mutually agreed; and

(iii) the net cash proceeds received from public issuances of equity of the Borrower after the Closing Date (subject to exceptions to be mutually agreed, including pursuant to employee stock and compensation plans and excluding, for the avoidance of doubt any issuance of equity interests pursuant to the Purchase Agreement);

provided that, in the case of any such prepayments pursuant to the foregoing clauses (i), (ii) and (iii) above, additional exceptions and baskets as are consistent with the Documentation Principles shall apply.

In addition, upon any change of control (to be defined in the Bridge Facility Documentation), the Borrower will be required to prepay the entire principal amount of the Bridge Loans (plus any accrued and unpaid interest) at par.

Voluntary Prepayments:	Voluntary prepayments of Bridge Loans and voluntary reduction of commitments under the Bridge Facility will be permitted at any time, in minimum principal amounts to be mutually agreed upon, subject to customary notice requirements and without premium or penalty (subject to customary reimbursement of the Lenders’ redeployment costs (other than lost profits) in the case of a prepayment of Term SOFR borrowings other than on the last day of the relevant interest period). Voluntary prepayments of the Bridge Loans may not be re-borrowed.

Unrestricted Subsidiaries:	All subsidiaries of the Borrower designated as such to the Bridge Agent by the Borrower prior to the Closing Date shall be unrestricted subsidiaries; provided that the list of such unrestricted subsidiaries shall be agreed in good faith by the Borrower and the Bridge Agent. Furthermore, subject to customary limitations on loans, advances and other investments in unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an unrestricted subsidiary (with any subsidiary of an unrestricted subsidiary constituting an unrestricted subsidiary) and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary, so long as (a) any such designation of a restricted subsidiary as an unrestricted subsidiary shall be deemed to constitute an investment in such unrestricted subsidiary at such time, (b) any such redesignation of any unrestricted subsidiary as a restricted subsidiary shall be deemed to constitute the incurrence of debt and liens of such subsidiary (and reduction in an outstanding investment) at such time and (c) after giving effect to such designation or re-designation, no event of default shall exist. Unrestricted subsidiaries will not be subject to the representations and warranties, mandatory prepayments, affirmative and negative covenants and events of default in the Bridge Facility Documentation and the results of operations and debt and cash of unrestricted subsidiaries will not be taken into account for purposes of the Bridge Facility Documentation.

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Documentation:	The definitive documentation for the Bridge Facility (the “Bridge Facility Documentation”) will contain the terms and conditions set forth in this Exhibit A and, to the extent not covered by this Exhibit A, will be based on and no less favorable to the Borrower and its subsidiaries than that certain credit agreement agreed to between the Borrower and the Commitment Parties prior to the Signing Date (the “Bridge Documentation Precedent”) with changes and modifications that give due regard to (a) the operational and strategic requirements of the Borrower and its subsidiaries (including the Acquired Business) in light of their size, capital structure, industries, businesses, business practices, jurisdiction of incorporation and related currency and other provisions, (b) modifications to reflect the structure and consummation of the Transactions and the nature of the Bridge Facility as a “bridge term loan facility” (including, for the avoidance of doubt, modifications to certain baskets and exceptions that are to be agreed giving due regard to customary “bridge term loan facilities” at such time), (c) the inclusion of customary J.Crew, Chewy and Serta lender protective provisions and (d) any changes in applicable law (collectively for purposes of this Exhibit A, the “Documentation Principles”). The Bridge Facility Documentation will be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date.

For the avoidance of doubt, the Bridge Facility Documentation shall also contain the Bridge Agent’s customary sanctions, agency and operational provisions, to the extent such requirements have been generally required by the Bridge Agent in documenting other credit facilities similar to the Bridge Facility and shall include customary provisions pertaining to outbound investment rules.

Representations and Warranties:	Substantially similar to those in the Bridge Documentation Precedent and subject to the Documentation Principles; it being understood that representations and warranties shall be subject to the Certain Funds Provision.

Conditions Precedent to Bridge Loans:	The borrowing under the Bridge Facility on the Closing Date will be subject solely to the applicable conditions precedent set forth in Exhibit B to the Commitment Letter.

Affirmative Covenants:	Substantially consistent with the Bridge Documentation Precedent and subject to the Documentation Principles.

Negative Covenants:	The Bridge Facility Documentation will contain negative covenants (which will be applicable to the Borrower and its restricted subsidiaries) substantially consistent with the Bridge Documentation Precedent and subject to the Documentation Principles.

Financial Covenant:	None.

Events of Default:	Substantially consistent with the Bridge Documentation Precedent and subject to the Documentation Principles.

Voting:	Substantially consistent with the Bridge Documentation Precedent and subject to the Documentation Principles.

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Cost and Yield Protection:	Substantially consistent with the Bridge Documentation Precedent and subject to the Documentation Principles.

Assignments and Participations of Senior Secured Bridge Loans:	The Lenders may assign all or, in an amount of not less than $5 million, any part of, their respective Bridge Loans of the Bridge Facility to one or more persons which are reasonably acceptable to (a) the Bridge Agent and (b) except, when a payment or bankruptcy event of default has occurred and is continuing, the Borrower, each such consent not to be unreasonably withheld or delayed; provided that, (i) assignments made to a Lender, an affiliate or approved fund thereof will not be subject to the above consent requirements and (ii) it shall not be unreasonable for the Borrower to withhold its consent if such assignment would result in less than a majority of the Bridge Facility being held by the Initial Lenders. The Borrower’s consent shall be deemed to have been given (other than for Disqualified Lenders) if the Borrower has not responded within ten business days of an assignment request. Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Bridge Facility Documentation. A $3,500 processing fee will be required in connection with any such assignment, with exceptions to be agreed. The Lenders will also have the right to sell participations without restriction (other than to natural persons or Disqualified Lenders), subject to customary limitations on voting rights, in their respective shares of the Bridge Facility.

Expenses and Indemnification:	Substantially consistent with the Bridge Documentation Precedent and subject to the Documentation Principles.

Governing Law and Forum:	New York; provided that the Acquisition Related Matters shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Counsel to Senior Secured Bridge Agent:	Simpson Thacher & Bartlett LLP.

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ANNEX I to
EXHIBIT A

PRICING APPLICABLE TO 364-DAY UNSECURED BRIDGE LOANS

Interest Rates:	The Bridge Loans shall accrue interest, at the option of the Borrower, at a rate per annum equal to Term SOFR (as defined below), plus 400 basis points or Base Rate (as defined below), plus 300 basis points (the “Bridge Initial Margin”). The Bridge Initial Margin will increase by (I) an additional 50 basis points on the date that is 90 days after the Closing Date, (II) an additional 50 basis points on the date that is 180 days after the Closing Date and (III) an additional 50 basis points on the date that is 270 days after the Closing Date.

The Borrower may elect interest periods of one, three or six months for Term SOFR borrowings (each an “Interest Period”).

Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year (or 365- or 366-day year, as the case may be, in the case of Base Rate loans based on the prime rate) and interest shall be payable quarterly in arrears.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its “prime rate” and (c) the one month Term SOFR plus 1.00%; subject to the interest rate floors set forth therein; provided that, if the Base Rate shall be less than 1.00%, such rate shall be deemed to be 1.00%.

“CME” means CME Group Benchmark Administration Limited.

“SOFR” means the Secured Overnight Financing Rate as determined by the Federal Bank of New York (or a successor administration).

“Term SOFR” means,

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; provided, that, if Term SOFR determined in accordance with either of the foregoing clause (a) or clause (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

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“Term SOFR Loan” means a loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“U.S. Government Securities Business Day” means any Business, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

Duration Fees:	Duration fees in amounts equal to the percentage, as determined in accordance with the grid below, of the principal amount of the Bridge Loan of each Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable to the Lenders on each such date:

Duration Fees
90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
0.50%	0.75%	1.00%

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EXHIBIT B

$600 Million 364-Day Unsecured Bridge Loan Facility
Summary of Conditions Precedent2

This Summary of Conditions Precedent states the conditions precedent to the Bridge Facility referred to in the Commitment Letter, of which this Exhibit B is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

The initial availability and borrowings under the Bridge Facility shall be subject solely to the following applicable conditions (subject in all respects to the Certain Funds Provision):

1. Purchase Agreement The Acquisition shall have been consummated or shall be consummated substantially simultaneously with the initial availability and borrowings under the Bridge Facility in accordance in all material respects with the terms of the Purchase Agreement (without giving effect to any amendment, modification or waiver thereof or any consent thereunder that is materially adverse to the Initial Lenders for the Bridge Facility (in its capacity as such) without the prior written consent of the Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned and provided that the Commitment Parties shall be deemed to have consented to such amendment, modification, waiver or consent unless it has objected thereto within three (3) business days after written notice or receipt by the Commitment Parties of such amendment, modification, waiver or consent); provided that (i) a reduction in the consideration payable under the Purchase Agreement of less than 10% shall not be deemed to be materially adverse to the interests of the Initial Lenders; provided, further, that such reduction is applied 100% to reduce the Bridge Facility, (ii) an increase in such purchase price or consideration amount shall not be deemed to be materially adverse to the Initial Lenders if such increase is not funded with indebtedness for borrowed money; provided that in the cases of clause (i) and (ii) that no purchase price, working capital or similar adjustment provisions set forth in the Purchase Agreement shall constitute a reduction or increase in the purchase price or consideration, and (iii) any change to the definition of “Company Material Adverse Effect” contained in the Purchase Agreement shall be deemed to be materially adverse to the Initial Lenders.

2. [Reserved].

3. [Reserved].

4. Bridge Facility Documentation. Subject to the Certain Funds Provision, the execution and delivery of (i) the Bridge Facility Documentation by each Loan Party, (ii) customary legal opinions with respect to the Bridge Facility with respect to the Loan Parties, certified organizational documents of each Loan Party, customary evidence of authorization with respect to each Loan Party, customary officer’s certificates of each Loan Party (provided that such certificate shall not include any representations or statement as to the absence (or existence) of any default or event of default under the Bridge Facility Documentation or a bring-down of representations and warranties (other than any Specified Representation)) and good standing certificates with respect to each Loan Party (to the extent such concept exists in the applicable jurisdiction) in the jurisdiction of organization of such Loan Party, (iii) a solvency certificate substantially in the form of Exhibit C to the Commitment Letter and (iv) a customary borrowing notice (provided that such notice shall not include any representations or statement as to the absence (or existence) of any default or event of default under the Bridge Facility Documentation or a bring-down of representations and warranties) with respect to the initial borrowings under the Bridge Facility.

2 All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit B is attached, including Exhibit A thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

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5. Historical Financial Statements. The Commitment Parties shall have received (a) generally accepted accounting principles and practices in the United States (“US GAAP”) (in all material respects) audited consolidated balance sheets of the Borrower for the two most recently completed fiscal years, and related audited consolidated statements of operations and cash flows of the Borrower for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date (and the related audit reports) and (b) US GAAP (in all material respects and subject to the absence of footnote disclosures and year-end audit adjustments) unaudited consolidated balance sheets and related consolidated statements of operations and cash flows of the Borrower for each subsequent fiscal quarter (other than the fourth quarter of any fiscal year) subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (a) and ended at least 45 days prior to the Closing Date (and the corresponding period of the preceding fiscal year); provided that, for the avoidance of doubt, the Commitment Parties acknowledge that they have received the information and documents required by clause (a) of this Section 5 for the fiscal years ended December 31, 2025, December 31, 2024 and December 31, 2023 and clause (b) of this Section 5 for the fiscal quarter ended March 31, 2026. It is understood and agreed that (x) the condition set forth in this Section 5 may be satisfied by furnishing the applicable financial statements on Form 10-K or 10-Q, as applicable, filed with the Securities and Exchange Commission and (y) the applicable financial statements shall be deemed to have been delivered on the earliest date on which (i) the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the internet, (ii) such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another website to which the Commitment Parties have access, (iii) such financial statements and/or documents are posted on the SEC’s website on the internet at www.sec.gov or (iv) the Borrower otherwise makes such documents available to the Commitment Parties.

6. [Reserved].

7. KYC Information. The Bridge Agent shall have received, at least two (2) Business Days (as defined in the Purchase Agreement in effect on the date hereof) prior to the Closing Date, all documentation and other information about the Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, (a) the PATRIOT Act, and (b) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary FinCEN beneficial ownership certificate, in each case, that has been reasonably requested in writing by the Commitment Parties at least ten (10) Business Days (as defined in the Purchase Agreement in effect on the date hereof) prior to the Closing Date.

8. Unsecured Notes Offering Document. The Borrower and/or one or more of its subsidiaries shall have engaged one or more investment banks reasonably satisfactory to the Commitment Parties, the Lead Arrangers and the Bookrunners (collectively, the “Investment Banks”) to sell to or place the Unsecured Notes and shall ensure that the Investment Banks shall have received a customary preliminary offering memorandum or preliminary private placement memorandum containing all customary information (other than the “description of notes,” “plan of distribution” and any other information customarily provided by the Investment Banks or their counsel) for use in a customary high-yield road show relating to the issuance of Unsecured Notes, including the audited and unaudited financial statements required by Section 5 above prepared in accordance with the principles of Regulation S-X, and all other data that would be necessary for the Investment Banks to receive customary “comfort” (including “negative assurance” comfort) from independent accountants to the Borrower in connection with such offering (subject in each case to exceptions customary for Rule 144A offerings involving high-yield secured “private-for-life” debt securities, including exceptions for consolidating financial statements, separate guarantor financial statements and other financial statements required by Rule 3-09 or Rule 3-10 of Regulation S-X, Item 302 of Regulation S-K and Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act and the executive compensation and related person disclosure rules related to SEC Release No. 33-8732A, 34-54302A and IC-2744A and other information not customarily provided in an offering memorandum for a Rule 144A offering, and it being understood and agreed that no financial statements of the Acquired Business or the Seller Group, or pro forma financial statements of the Borrower reflecting the Transactions, shall be included in that Offering Memorandum (as defined in that certain securities engagement letter, dated the date hereof, among you, BofA and Barclays and delivered herewith with respect to the Bridge Facility)) (the “Required Bond Information”).

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9. Payment of Fees and Expenses. All fees required to be paid by the Borrower on the Closing Date pursuant to the Fee Letters and the Commitment Letter (including the Term Sheet) and reasonable and documented out-of-pocket expenses (including legal fees and expenses) required to be paid by the Borrower on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least two Business Days (as defined in the Purchase Agreement in effect on the date hereof) prior to the Closing Date, shall, upon the initial borrowing of the Bridge Facility (if applicable), have been paid, or will be substantially simultaneously paid (which amounts may be offset against the proceeds of the Bridge Facility).

10. Accuracy of Representations. (i) The Specified Representations shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein) to the extent required by the Certain Funds Provision; and (ii) the Purchase Agreement Representations shall be true and correct in all material respects to the extent required by the Certain Funds Provision unless, any such Specified Representations or Purchase Agreement Representation relates to an earlier date, in which case such Specified Representation or Purchase Agreement Representation shall have been true and correct in all material respects as of such earlier date; provided that, for the avoidance of doubt, this clause (ii) shall only be a condition to the extent that you have (or an affiliate of yours has) the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Purchase Agreement or the right to decline to consummate the Acquisition (in each case, in accordance with the terms of the Purchase Agreement and without resulting in (x) the payment of any fees, liquidated damages or other amounts under the Purchase Agreement in accordance with the Purchase Agreement or (y) liability to you or such affiliate as a result of a breach of such representations) as a result of the failure of such representations and warranties to be accurate.

11. No Company Material Adverse Effect. At or prior to the Closing, there must have been no Company Material Adverse Effect that has occurred and is continuing (each, as defined in the Purchase Agreement as in effect on the date hereof).

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Exhibit C

FORM OF SOLVENCY CERTIFICATE

[____][__], 202[__]

This Solvency Certificate is being executed and delivered pursuant to Section [__] of that certain [•] (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [______________], a [________] of the Borrower (after giving effect to the Transactions), in such capacity only and not in an individual capacity (and without personal liability), hereby certify on behalf of the Borrower as follows, in each case as of the date hereof:

1. The sum of the debt and liabilities (subordinated, contingent or otherwise) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis.

2. The capital of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as conducted or contemplated to be conducted on the date hereof.

3. The present fair saleable value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis and as a going concern, is greater than the total amount that will be required to pay the probable liabilities of the Borrower and its Restricted Subsidiaries, on a consolidated basis, as applicable, as they become absolute and matured.

4. The Borrower and its Restricted Subsidiaries, on a consolidated basis, have not, incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5. For purposes of this Solvency Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

6. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate to provide this Solvency Certificate. The undersigned is familiar with the finances and assets of the Borrower and its Restricted Subsidiaries.

7. The undersigned acknowledges that the Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the Commitments and Loans under the Credit Agreement.

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IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as an officer of the Borrower, on behalf of the Borrower, and not individually, on the date first written above.

FIGURE TECHNOLOGY SOLUTIONS, INC.

By:
Name:
Title: [Financial Officer]